Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: August 24, 2011

Heritage Financial Authorizes Stock Repurchase

Olympia, WA, August 24, 2011/ PRNewswire/ — Heritage Financial Corporation (“Company”) (Nasdaq: HFWA), announced that its Board of Directors has authorized the repurchase of up to 5% of the Company’s outstanding shares or approximately 782,000 shares. The purchases will take place over the next 12 months and may be made on the open market, or in privately negotiated transactions. The number, timing and price of shares repurchased will depend on business and market conditions, and other factors, including opportunities to deploy the Company’s capital. The repurchase program may be discontinued at any time.

Brian Vance, President and CEO commented, “Current market conditions present us with a unique opportunity to repurchase our shares at attractive prices that will benefit all of our shareholders. These share repurchases will not detract us from our goal of growing our company organically while actively seeking opportunistic acquisitions. Considering our strong liquidity position and capital levels well in excess of regulatory requirements, we believe share repurchases are an appropriate strategy at this time.”

As of June 30, 2011, the Company had consolidated total assets of $1.34 billion and shareholder’s equity of $205.7 million with tangible common equity to tangible assets at 14.4%.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Donald J. Hinson, Senior Vice President and Chief Financial Officer, (360) 943-1500